[CROWN COMMUNICATOINS LETTERHEAD]



March 27, 1998


Mr. Scott Richardson, Partner
BDO Seidman, L.L.P.
1129 20th Street NW, Suite 500
Washington, DC  20036

Dear Mr. Richardson:

Crown Communications Corporation ("Crown") hereby represents that it has the ability and intends to provide financial support to The Nostalgia Network, Inc. ("Nostalgia") throughout the remainder of 1998. This financial support is intended to satisfy Nostalgia's operating expense needs to the extent not satisfied by cash flows from operations.

It is our understanding you are relying upon the representations contained in this letter in forming your opinion on Nostalgia's financial statements regarding the Network's ability to continue as a going concern. You should understand that Nostalgia and Crown have not yet reached an agreement on an operating budget for 1998 and, accordingly, discussions regarding Nostalgia's operating budget are ongoing and subject to change. As a result, the financial commitments discussed herein are intended solely for the purpose of satisfying the "going concern" issue and are not to be construed as an approved operating budget.

Solely for the purpose of determining Nostalgia's ability to continue as a going concern, in connection with your audit of Nostalgia's 1997 financial statements, the financial support to be provided by Crown to Nostalgia during 1998 shall be, assuming the same scope of operations as the previous year, up to $19,500,000, and may be less, depending on the circumstances, which is to be given as follows:

      $1,375,000 loaned to Nostalgia on February 10, 1998

      $1,375,000 loaned to Nostalgia on March 2, 1998

      $1,500,000 loaned to Nostalgia on March 24, 1998

      $3,750,000 loaned to Nostalgia on April 13, 1998

      Remainder to be advanced on an as-needed basis throughout 1998.


Crown's financial support may be in the form of debt or equity financing. Should such financing be in the form of debt, the principal amount of such debt will not be callable prior to February 1, 1999. Additionally, we hereby represent and confirm that the maturity date for all previous debt owed by Nostalgia to Crown, in the aggregate principal amount of $25,750,000 and due March 31, 1998, shall be extended to February 1, 1999.

Crown's commitment to provide such financial support shall cease if, prior to December 31, 1998, as a result of issuance of Nostalgia securities, Crown shall no longer possess a majority of the equity or voting power of Nostalgia. In the event that Nostalgia enters into a strategic partnership, Crown's commitment may be reduced up to the amount of the partner's investment, be it as debt or equity financing, into Nostalgia. As a condition of continued funding, any changes in the current programming shall be subject to Crown's approval.

Crown shall receive minimum monthly interest payments of $40,000 from Nostalgia. Said payments shall be applied toward accrued interest arising from the terms of said promissory Notes from Nostalgia to Crown.

Very truly yours,


/s/ Dong Moon Joo
Dong Moon Joo
President



cc:      SQuire Rushnell
         Nicholas Chiaia
         Martin Gallogly

                        [CROWN COMMUNICATIONS LETTERHEAD]







April 2, 1998

Mr. Scott Richardson, Partner
BDO Seidman, L.L.P.
1129 20th Street, NW, Suite 500
Washington, DC  20036

Dear Mr. Richardson:

Please be advised that Crown Communications Corporation ("Crown")'s March 27, 1998 letter to you misstates the total amount of previous debt. The March 27, 1998 letter erroneously states $25,750,000 rather than $27,250,000, which includes Crown's most recent loan.

Thus, the last sentence in the first full paragraph on page two of the March 27, 1998 letter is hereby replaced with the following language:

"Additionally, we hereby represent and confirm that the maturity date for all previous debt owned by Nostalgia to Crown, in the aggregate principal amount of $27,250,000 and due March 31, 1998, shall be extended to February 1, 1999."

Very truly yours,

/s/ Nicholas Chiaia

Nicholas Chiaia
General Counsel

cc:       SQuire Rusnhell
          F. Newton
          Martin Gallogly
          A. Cirulnick